UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2011

Manhattan Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

48 Wall Street, Suite 1110
New York, New York 10005
(Address of Principal Executive Offices)

(212) 582-3950
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry Into A Material Definitive Agreement.

On November 23, 2011, Manhattan Pharmaceuticals, Inc. ("Manhattan") entered into a Letter of Intent ("LOI") with Opus Point Partners ("Opus") and TG Therapeutics, Inc. (“TG Therapeutics”) pursuant to which Opus will exchange (the "Exchange Transaction") its shares in TG Therapeutics for shares of preferred stock in Manhattan ("Manhattan Preferred Stock").  Certain licensors of TG will also be entitled, at their option, to exchange their shares in TG Therapeutics for Manhattan Preferred Stock on the same basis as Opus.  The Exchange Transaction becomes effective on the date on which the last condition to the Exchange Transaction has been satisfied, or such other date as may be mutually agreed by the Manhattan and TG Therapeutics (the "Closing Date").

The LOI also sets forth that Opus will allow Manhattan, subject to certain conditions, to draw down on a line of credit of up to $120,000  to continue its current day-to-day operations, through February 15, 2012.  The borrowings under the line of credit will be convertible at the option of Opus and is subject to a mandatory conversion feature as well under certain conditions..

The LOI contains a provision under which Manhattan has agreed to deal exclusively with TG Therapeutics with regard to any merger, sale of assets or sale of capital stock. Any breach of that provision will give TG Therapeutics the right to demand payment of all of their out-of-pocket costs, and further, should Manhattan enter into a similar transaction within twelve months, a further penalty of $1 million shall be payable to TG Therapeutics.

Finally, the transactions are contingent upon the accomplishment of customary closing conditions which Manhattan can give no assurance will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Pharmaceuticals, Inc. (Registrant)

Date: November 28, 2011	By:	/s/ Michael G. McGuinness
Michael G. McGuinness
Chief Operating and Financial Officer